EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                     of the
                          CERTIFICATE OF INCORPORATION
                                       of
                       WINDSWEPT ENVIRONMENTAL GROUP, INC.


          Windswept Environmental Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by Written
Consent in lieu of a Meeting, dated October 26, 1999, adopted resolutions proposing and declaring advisable the following amendment to the Corporation's Certificate of Incorporation:

              RESOLVED, that paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended by deleting such paragraph in its entirety and substituting, in lieu thereof, the following:

              "(a) Common Stock: One Hundred Million (100,000,000) shares of Common Stock, par value $.0001 per share."

     SECOND: That the majority of the stockholders of the Corporation have approved such amendment by Written Consent on October 29, 1999.

     THIRD:   That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Michael O'Reilly, its President, and attested by Anthony Towell, its Secretary, this 11th day of September, 2000.

                                             WINDSWEPT ENVIRONMENTAL
                                                GROUP, INC.


                                          By:     /s/ Michael O'Reilly
                                             ---------------------------------
                                             Michael O'Reilly, President

ATTEST:

By:    /s/ Anthony P. Towell
   -------------------------------
   Anthony Towell, Secretary